MLX CORP.
                          1000 Center Place
                       Norcross, Georgia  30093

To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of MLX Corp. (the "Company") at Kilpatrick
Stockton LLP, 27th Floor, 1100 Peachtree Street, Atlanta, Georgia, on April 30, 1997, at 11:00 a.m., Atlanta time.

     The Annual Meeting will be held for the following purposes:

     1. To elect six directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 11, 1997, as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

     A copy of the Annual Report to Shareholders for the fiscal year ended December 31, 1996 is enclosed.


                               By Order of the Board of Directors,




                               Theodore R. Kallgren, Secretary


Norcross, Georgia
April 1, 1997


     The vote of every shareholder is important, and your cooperation in returning your executed proxy promptly will be appreciated. The proxy is revocable and will not affect your right to vote in person if you attend the meeting. It will, however, help to avoid added proxy solicitation costs.

                              MLX Corp.
                          1000 Center Place
                      Norcross, Georgia  30093

                           PROXY STATEMENT
                 for Annual Meeting of Shareholders
                    to be held on April 30, 1997.

                            INTRODUCTION

                                                        April 1, 1997

     This Proxy Statement and the enclosed proxy, which is first being mailed to the shareholders of MLX Corp. (the "Shareholders") on approximately April 1, 1997, is furnished to you in connection with the solicitation of proxies on behalf of the Board of Directors of MLX Corp. ("MLX" or the "Company") to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of Kilpatrick Stockton LLP, 27th Floor, 1100 Peachtree Street, Atlanta, Georgia on April 30, 1997 at 11:00 Atlanta time, and at any subsequent time which may be necessary by an adjournment or adjournments thereof.

     Proxies in proper form received by the time of the meeting will be voted as specified. A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Shares cannot be voted at the meeting unless the holder is present or represented by proxy.

     The cost of soliciting proxies, including the preparation, assembling and mailing of the Notice of Meeting, Proxy Statement, form of proxy and other soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's common stock (the "Common Stock"), is to be borne by the Company. Directors, officers and employees of the Company may also solicit proxies, but without compensation, by further mailings, personal conversations or by telephone. The Company may reimburse brokers and others holding stock in their names or in the names of nominees for their reasonable out-of-pocket expenses incurred in sending the proxy materials to principals and beneficial owners.

     Each shareholder is entitled to one vote per share of Common Stock held as of the Record Date. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions (including votes to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes, will be counted. The vote required for the election of directors is a plurality of the votes cast at an election, provided a quorum is present. Thus, with respect to election of directors, an abstention or broker non-vote will have no effect.

     The Board of Directors of the Company (the "Board"), in accordance with the Bylaws, has fixed the close of business on March 11, 1997, as the record date for determining the Shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. At the close of business on such date, the outstanding number of voting securities of the Company was 2,617,584 shares of Common Stock, $.01 par value, each of which is entitled to one vote.

                        ELECTION OF DIRECTORS

BOARD OF DIRECTORS:

     The Bylaws of the Company provide for a Board of Directors consisting of from six to ten directors. The Bylaws also provide that the directors, by a vote of a majority, have the power, within such limits, to fix the number of directors that shall constitute the whole Board and to fill vacancies for the unexpired term by an affirmative majority vote. The current number of directors is set at seven, and effective at the annual meeting, it will be reduced to six.

     The Board of Directors is responsible for the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to standing Audit, Compensation and Funds Management Committees. Members of each standing committee are normally elected by the Board at its organizational meeting following the Annual Meeting of Shareholders. The Board of Directors has no nominating committee or other committee which performs a similar function.


MEETINGS OF THE BOARD OF DIRECTORS:

     There were four meetings of the Board of Directors in 1996. In addition to the meetings of the Board of Directors and its committees at which all formal actions are taken, additional time on the part of the Company's directors is required to be expended in the frequent review of Company matters and documents and in numerous communications with the chairman and other executives during periods between meetings. Mr. Glancy missed one audit committee meeting and one regular board meeting due to international travel commitments.

COMMITTEES OF THE BOARD OF DIRECTORS:

     The Audit Committee of the Board of Directors, which met one time during 1996, has as its primary responsibilities the selection and recommendation of an independent certified public accounting firm to be appointed by the Board as the Company's independent auditors, to review the scope and results of the audit, and to evaluate the adequacy of and compliance with the Company's internal accounting procedures and controls. The members of the Audit Committee are:

W. John Roberts-Chairman * S. Sterling McMilllan, III * Alfred R.
Glancy III * J. William Uhrig

     The Compensation Committee of the Board of Directors, which did not meet in 1996, has as its primary responsibilities the review of the Company's salary administration program, the review of the salaries of the officers of the Company, and recommendations with respect to such salaries to the full Board, and the review and approval of any recommendations made by management for awards under the MLX Corp. Stock Option and Incentive Award Plan. The members of the Compensation Committee are:

Alfred R. Glancy III-Chairman * Willem F.P. de Vogel * W. John Roberts

     The Funds Management Committee of the Board of Directors, which met four times during 1996, has as its primary responsibilities the review of the Company's investment policies and practices and consulting with management on investments, investment strategies and approval of certain funds transfers. The members of the Funds Management Committee are:

W. John Roberts-Chairman * H. Whitney Wagner * J. William Uhrig

NOMINEES FOR THE BOARD OF DIRECTORS:

     Six directors are to be elected at the Annual Meeting of Shareholders to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The nominees for election as directors who are named below are willing to be elected and to serve. However, in the event that a nominee at the time of election is unable to serve, or is otherwise unavailable for election, the Board of Directors may select a substitute nominee. Information concerning the business experience of the nominees appears in the following section. The nominees for directors are:

 Alfred R. Glancy III * S. Sterling McMillan, III * J. William Uhrig
 W. John Roberts * H. Whitney Wagner * Willem F.P. de Vogel

IT IS INTENDED THAT PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR (UNLESS OTHERWISE DIRECTED) THE ELECTION OF THE SIX
NOMINEES NAMED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS:

     Principal Shareholders. The following table lists the shareholders known to the Company to be the beneficial owners of more than five percent of the Common Stock of the Company as of March 11, 1997. The information concerning beneficial ownership was obtained from the Company's records or from filings with the Securities and Exchange Commission on Forms 13D or 13G.

                                              Amount and Nature of     Percent of
Names and Addresses of Beneficial Owners      Beneficial Ownership        Class
----------------------------------------      --------------------     ----------
Three Cities Holdings Limited
  c/o Craigmuir Chambers
  P.O. Box 71: Road Town
  Tortola
  British Virgin Islands                           851,456(1)            32.53%

The Equitable Life Assurance Society of
the United States
  1285 Avenue of the Americas
  New York, New York 10019                         178,914(2)             6.84%

Teribe Limited
  c/o Craigmuir Chambers
  P.O. Box 71; Road Town
  Tortola
  British Virgin Islands                           136,722(3)             5.22%

     (1) Three Cities Holdings Limited has sole and irrevocable power to vote and dispose of 851,456 shares of Common Stock that are owned of record by the following group of investors (the "Investor Group"): Terbem Limited (374,244 shares -- 14.30%), Mitvest Limited (47,107 shares -- 1.80%), Tinvest Limited (201,286 shares -- 7.69%), Bobst Investment Corp. (59,961 shares -- 2.29%), and TCR International Partners, LP (168,858 shares -- 6.45%). Each member of the Investor Group is an investment vehicle established for the purpose of investing in securities of other enterprises in various parts of the world, and the Investor Group acquired the shares of Common Stock as participants in an equity portfolio fund managed by Three Cities Holding Limited. Three Cities Holdings Limited is the parent company of Three Cities Research, Inc. and an affiliate of Teribe Limited. Shares owned by Teribe Limited are not included in Three Cities Holdings Limited's beneficial ownership. Mr. Willem F.P. de Vogel, a director of the Company, is President of Three Cities Research, Inc., and Messrs. Uhrig and Wagner, directors of the Company, are Managing Directors of Three Cities Research, Inc. See Notes 5 and 6 under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS -- Directors and Officers."

     (2)  Included in the Equitable Life Assurance Society of the
          United States' ("Equitable") beneficial ownership are 107,348 shares owned directly by Equitable and 71,566 shares owned by its wholly-owned subsidiary Equitable Variable Life Insurance Company.

     (3) Teribe Limited is an indirectly owned investment subsidiary of Enterprises Quilmes S.A., a Luxembourg holding company whose shares are listed and traded on the Paris and Luxembourg Stock Exchanges. One of the members of the Investor Group described in Note 1 above, Tinvest Limited, is a subsidiary of Teribe Limited and is also an affiliate of Three Cities Research, Inc. Teribe Limited disclaims beneficial ownership of the shares owned by Tinvest Limited.

     Directors and Officers. The following information concerning beneficial ownership of the Common Stock of the Company at March 11, 1997, by directors, executive officers and by directors and executive officers as a group was furnished by the respective directors or officers or obtained from the records of the Company.


                                       Exercisable                         Percent of
                                          Stock                              Common
 Name or Group                           Options (1)    Other       Total     Stock
---------------------------            -------------    -----      ------  ----------

Alfred R. Glancy III                         --         4,300(2)    4,300     (7)

S. Sterling McMillan, III                    --        14,726(3)   14,726     (7)

W. John Roberts                              --         1,600(4)    1,600     (7)

Willem F.P. de Vogel                         --         1,950(5)    1,950     (7)

J. William Uhrig                             --              (6)       --     (7)

H. Whitney Wagner                            --              (6)       --     (7)

Brian R. Esher                               --            --          --     (7)

Thomas C. Waggoner                       40,000         5,000      45,000    1.7%

Theodore R. Kallgren                         --         2,124       2,124     (7)

All directors and executive officers,
including those named above (9 persons)  40,000        29,700      69,700    2.6%

     (1) Includes shares subject to options which are exercisable within sixty days of March 11, 1997.

     (2) Included in the other amount shown for Mr. Glancy are 3,900 shares in which he has sole voting and investment power, 100 shares owned by his wife and 300 shares owned by his children in which he has no voting or investment power.

     (3) Included in the other amount shown for Mr. McMillan are 7,526 shares in which he has sole voting and investment power, 600 shares which are owned by his wife in which he has no voting or investment power, 1,445 shares which are owned by his children in which he has no voting or investment power, 1,603 shares held by trusts in which Mr. McMillan as trustee has sole or shared voting and investment power, and 3,552 shares held by a trust in which Mr. McMillan is a possible beneficiary over which he has only advisory voting and investment power. Excluded from the table are 40,010 shares for which Mr. McMillan is an investment advisor and/or trustee with discretionary investing and/or voting power in which Mr. McMillan disclaims any beneficial interest.

     (4) The shares indicated for Mr. Roberts are owned jointly with his wife.

     (5) Mr. de Vogel is President of Three Cities Research, Inc., a wholly owned subsidiary of Three Cities Holdings Limited and an affiliate of Enterprises Quilmes S.A., which indirectly owns Teribe Limited (see Note 3 under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS - Principal Shareholders"). None of the shares beneficially owned by Three Cities Holdings Limited and Teribe Limited is included in Mr. de Vogel's beneficial ownership.

     (6) Messrs. Uhrig and Wagner are both Managing Directors of Three Cities Research, Inc. None of the shares owned by Three Cities Holdings Limited and Teribe Limited is included in the beneficial ownership of Messrs. Uhrig and Wagner.

     (7)  Less than 1%.

BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS:

     The following information with respect to business experience has been furnished by the respective officer, director or nominee for director.

     Alfred R. Glancy III, age 59. Chairman, President and Chief Executive Officer of MCN Energy Group Inc., a diversified energy holding company with natural gas markets and investments throughout North America. Director of the Company since 1985 and Non-executive Chairman of the Board since May 1996. Mr. Glancy joined Michigan Consolidated Gas Company, a subsidiary of MCN, in 1962 and has held the position of Chairman since 1984 and Chief Executive Officer from 1984 until September 1992. In 1988, through a corporate reorganization, Michigan Consolidated Gas Company became a subsidiary of MCN Corporation. Mr. Glancy has been Chairman, President and Chief Executive Officer since the reorganization.

     S. Sterling McMillan, III, age 58. Vice Chairman of Greenleaf Capital Management, an investment company. Director of the Company since 1985. Mr. McMillan has held his current position since 1986. Prior to joining Greenleaf, Mr. McMillan was employed by Cleveland-Cliffs Inc. as Vice President-Finance (1983-1986).

     W. John Roberts, age 65. Retired Senior Vice President-Finance and Treasurer of the Amerisure Companies, a group of affiliated companies providing property, casualty and life insurance. Director of the Company since 1985. Mr. Roberts joined Michigan Mutual Insurance Company, the parent organization for Amerisure Companies, as Vice President-Finance in 1982 and was Senior Vice President-Finance and Treasurer from 1985 until his retirement in March 1991.

     J. William Uhrig, age 35. Managing Director of Three Cities Research, Inc., a firm engaged in the investment and management of private capital. Director of the Company since 1993. Mr. Uhrig joined Three Cities in 1984. Prior to December 1991, Mr. Uhrig was the Managing Director of TCR Europe Ltd. Mr. Uhrig has been nominated at the behest of the Investor Group pursuant to the terms of a Nomination Agreement between the Investor Group and the Company. See "COMPENSATION COMMITTEE INTERLOCKS AND RELATED TRANSACTIONS." Mr. Uhrig received his Master of Business Administration from the University of Chicago in 1984, and graduated from Purdue University in 1982. Mr. Uhrig is also a director of Family Bargain Corporation.

     Willem F.P. de Vogel, age 46.  President of Three Cities
Research, Inc., a firm engaged in the investment and management of private capital. Director of the Company since 1986. Mr. de Vogel joined Three Cities in 1977 and has been the President of Three Cities since 1982. Mr. de Vogel also serves as a director of Computer
Associates International.

     H. Whitney Wagner, age 41. Managing Director of Three Cities Research, Inc., a firm engaged in the investment and management of private capital. Director of the Company since 1993. Mr. Wagner joined Three Cities in 1983. Mr. Wagner has been nominated at the behest of the Investor Group pursuant to the terms of a Nomination Agreement between the Investor Group and the Company. See "COMPENSATION COMMITTEE INTERLOCKS AND RELATED TRANSACTIONS." Mr. Wagner was employed as a Corporate Banking Officer with Chemical Bank prior to joining Three Cities (1978-1983). Mr. Wagner is also a director of Garden Ridge Corporation and Family Bargain Corporation.

     Thomas C. Waggoner, age 52. Chief Executive Officer and President of the Company. Mr. Waggoner joined the Company in March 1991 as its Vice President and Chief Financial Officer. He was promoted to President in June 1995 and Chief Executive Officer in May 1996. He continues to serve as the primary financial officer for the Company. He was previously employed by Forstmann & Company from 1986 to 1990 as its Vice President and Chief Financial Officer. Prior to that position, he was employed during 1984 and 1985 by Breneman Company as its Vice President of Finance and Administration. From 1971 to 1983 he was employed by Deloitte, Haskins & Sells.

     Theodore R. Kallgren, age 35. Vice President of Finance, Treasurer and Secretary of the Company. Mr. Kallgren joined the Company in May 1988 and has served as its Vice President of Finance and Treasurer since June 1991. He has served as its Secretary since June 1995. He was previously employed by Ernst & Whinney from 1984 to 1988. He is also currently employed as Chief Financial Officer for Pameco Holdings, Inc. See "COMPENSATION COMMITTEE INTERLOCKS AND RELATED TRANSACTIONS."

REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS:

Executive Compensation Summary

     The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries for the last three fiscal years of the Company to or on behalf of the Company's President and Chief Executive Officer and the former Chairman and Chief Executive Officer.

                                              Summary Compensation Table

                                       Annual Compensation                     Long-Term Compensation
                                      ----------------------               ----------------------------
                                                                                 Awards         Payouts   All other
                                                                           ----------------------------    compen-
                                                                                                            sation
                                                                  Other    Restricted  Options   LTIP        ($)
Name and Principal Position    Year   Salary ($)     Bonus($)     annual     stock       (#)    payouts
                                                                  compen-   award(s)              ($)
                                                                  sation      ($)
---------------------------    ----   ----------     --------     -------  ----------  -------  -------  ----------
Thomas C. Waggoner            1996     $145,000      $ 52,500        0         0             0     0          0
  President and               1995      131,508       150,000        0         0        30,000     0          0
  Chief Executive             1994      135,000        70,000        0         0        12,500     0          0
  Officer

Brian R. Esher                1996     $ 12,000      $      0        0         0             0     0          0
  Former Chairman             1995       70,187        37,500        0         0             0     0          0
  and Chief Exe-              1994      125,000        75,000        0         0             0     0          0
  tive Officer

Compensation Committee Report on Executive Compensation

President & CEO Compensation

     Decisions on compensation and bonus for the President and Chief Executive officer are made by the three member Compensation Committee of the Board of Directors, each of whom is a non-employee Director. Mr. Waggoner and the Company have not entered into an employment agreement.

     Mr. Esher's compensation during 1996 was governed by his Employment Agreement with the Company, which was first entered into in 1991. The initial Employment Agreement was amended on February 11, 1992 in light of the decreased size of the Company following the sale of the Company's Refrigeration and Air Conditioning Group and to reflect the responsibilities Mr. Esher acquired as Chief Executive Officer of Pameco Holdings, Inc. The Employment Agreement was again amended, effective January 1, 1994 and January 1, 1995 and January 1, 1996 and extended on terms reflective of MLX's current financial condition and size. Effective with the sale of S.K. Wellman in June 1995, Mr. Esher's salary was decreased from $125,000 per year to $12,000 per year and all incentive compensation for the remainder of 1995 was eliminated. In January 1996 Mr. Esher's Employment Agreement was extended through December 31, 1996 based on a $12,000 annual salary and no incentive compensation.

General

     The Company's compensation programs have been designed to enable the Company to attract, motivate and retain senior managers and key employees by providing a total compensation opportunity based upon individual and unit performance. The Company's compensation program provides for competitive base salaries, annual incentive bonus opportunities, competitive benefits (health, life, disability, vacation, and defined contribution retirement) with employee contributions and long term stock options. This compensation program aligns the interest of the Company's management and its shareholders to build long term value and improve the return to the Company's shareholders. It is the Company's policy to structure its compensation programs so that all compensation is deductible by the Company pursuant to Section 162(m) of the Internal Revenue Code.

Salaries

      All officers are employed as employees at will. The salary of the remaining executive officer is determined by the Chairman and Compensation Committee and is based upon salary grades assigned to positions and the relative experience and performance of the individual. Salary grades are reviewed annually and adjusted in accordance with the individual's performance and assigned responsibilities within the Company and the general complexity of the Company's operations. The Company generally attempts to set its salaries near the midpoint of the salary ranges of comparably sized employers.

     Typically, individual executives are reviewed annually and their performance evaluated against their objectives for the period of evaluation. Such objectives include measurements of revenue generation, operating profit, asset management, cash flows, cost improvements, quality in customer service, in each case depending upon the responsibilities of the executive. Evaluation of these factors is subjective, and no fixed, relative weights are assigned to the criteria considered. For 1996, these objectives were determined to have been met or exceeded for Mr. Waggoner, resulting in the salary increase reflected in the Summary Compensation Table above.

Bonus Compensation

     All executive officers are granted bonus opportunities under the Company's Senior Management Discretionary Bonus Plan, which defines the administration and goal measurements of each key position. This plan is updated annually and target bonus opportunities assigned to qualifying managers. Payments are granted annually based upon achievement of goals which are also established annually. For Mr. Waggoner, these goals include profitability, lender matters, common stock and NASDAQ matters, financial reporting and income tax compliance, and mergers and acquisitions. Each goal is assigned a relative weight of 10% to 25%. In each case, these targets were substantially met in 1996, resulting in the bonus for Mr. Waggoner reflected in the Summary Compensation Table above.

Option Grants

     The Company uses grants of stock options under its 1985 Stock Option Plan and its 1995 Stock Option and Incentive Award Plan (the "Stock Option Plans") to its key employees and executive officers to closely align the interests of such employees and officers with the interests of its shareholders. The Company's Stock Option Plans are administered by the Compensation Committee, which determines the persons eligible, the number of shares subject to each grant, the exercise price thereof and the other terms and conditions of the option. Options granted under the Stock Option Plans have an exercise price equal to at least 100% of the market price of the Common Stock on the date that the option is granted, and the term of any option granted is from five (5) to ten (10) years. Option grants typically vest over a three year period, subject to continued employment.

The Compensation Committee

     Alfred R. Glancy III, Chairman
     Willem F.P. de Vogel
     W. John Roberts

Five-Year Shareholder Return Comparison

     Set forth below is a line graph comparing for the five-year period ended December 31, 1996, the cumulative total shareholder return (stock price increase plus dividends, divided by beginning stock price) on the Company's Common Stock with that of (i) all U.S. companies quoted on NASDAQ and (ii) non-financial companies quoted on NASDAQ. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

           Comparison of Five Year Cumulative Total Return
 Among the Company, The NASDAQ Stock Market and NASDAQ Non-Financial
                               Stocks

[GRAPH HERE]

                                         12/31/91   12/31/92   12/31/93   12/30/94   12/29/95   12/31/96
MLX Corporation                           100         177.9      186.8     160.1      355.9      471.5
Nasdaq Stock Market (US Companies)        100         116.4      133.6     130.6      184.7      227.2
Nasdaq Non-Financial Stocks               100         109.4      126.3     121.4      169.2      205.6
SIC 0100-5999, 7000-9999 US & Foreign

Option Grants

     There were no grants of stock options under the Company's Stock Option Plans during the last fiscal year. See "REMUNERATION OF
DIRECTORS AND EXECUTIVE OFFICERS - Employment Agreements with
Executive Officers." No stock appreciation rights were granted during the last fiscal year.

Option Exercises and Fiscal Year-End Values

The following table shows for the Company's Chief Executive Officer and former Chief Executive Officer named in the Summary Compensation Table above the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1996, and the values for "in-the-money" options, based on the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's common stock.


                                    Aggregated Option Exercises in Last Fiscal Year
                                           and Fiscal Year-end Option Values

                                                  Number of unexercised           Value of unexercised
                        Shares        Value       options at December 31,        in-the-money options at
     Name             Acquired on    Realized      1996 (No. of shares)             December 31, 1996(1)
                      Exercise (#)     ($)      Exercisable    Unexercisable     Exercisable    Unexercisable
------------------    -----------    --------   -----------    -------------     -----------    -------------
Thomas C. Waggoner       5,000        55,937        40,000         10,000         $  263,125       $40,000
Brian R. Esher               0             0       190,400(2)           0          1,570,800(2)          0

     (1)  Based on closing price of $13.25 on December 31, 1996.
     (2) These options were converted to SAR's in February 1997 as described under "Employment Agreements with Executive
          Officers."

Directors Fees

     Directors who are not employees of the Company receive a quarterly retainer of $2,500 and a meeting fee of $400 per meeting attended.

Employment Agreements with Executive Officers

     Effective as of February 11, 1991, the Company and Brian R. Esher former Chairman and Chief Executive Officer entered into an employment agreement wherein Mr. Esher agreed to be employed as the Chairman, President & Chief Executive Officer of MLX for a period of three years, subject to earlier termination for cause as provided in the agreement. Mr. Esher's employment agreement was amended as of February 11, 1992, as a result of the substantial change in the Company resulting from the sale of its Refrigeration & Air Conditioning Group (the "RAC group"). The Amendment acknowledged the other duties that Mr. Esher then had as the Chief Executive Officer of the new Refrigeration & Air Conditioning group company, Pameco Holdings, Inc. See "COMPENSATION COMMITTEE INTERLOCKS AND RELATED TRANSACTIONS."

     Based on a review of Mr. Esher's employment agreement, the Company and Mr. Esher amended his employment agreement effective as of January 1, 1994 , 1995 and 1996, in each case to extend the term until the end of the calendar year. Under the terms of the amended agreement, Mr. Esher received a base salary of $12,000 in 1996.

     Under the terms of his original 1991 employment agreement, Mr. Esher received an option to purchase 190,400 shares of Common Stock, at a price of $5.00 per share, exercisable (subject to vesting schedules which have been satisfied) at any time or from time to time prior to February 10, 1998. As described below, these options were converted to SAR's and subsequently exercised by Mr. Esher in February 1997.

     In February 1997, the Board of Directors voted to convert all of Mr. Esher's options to SAR's. All such SAR's were exercised and paid to Mr. Esher in February 1997. The amount paid, as provided for under the agreement, amounted to $2.2 million based on a closing market price of $16.50 on February 12, 1997 and an exercise price of $5.00 per share.

COMPENSATION COMMITTEE INTERLOCKS AND RELATED TRANSACTIONS:

     Messrs. de Vogel, Glancy and Roberts served on the Compensation Committee of the Board of Directors for the past fiscal year. None of the members of the committee served as an officer of the Company.

     On March 19, 1992, the Company consummated a sale of its RAC
Group and a restructuring of the Company's and its subsidiaries -- debt obligations to it senior lenders (such sale and debt restructuring are referred to collectively herein as the "1992 Restructuring").
Following its sale of the RAC Group, the Company entered into a Management Services Agreement, dated March 19, 1992 (the Management Services Agreement"), with Pameco Holdings, Inc., the purchaser of the RAC Group, pursuant to which the Company provided management, operational and administrative services to the RAC Group for a fee of $30,000 per month. In 1993, this agreement was amended to provided for the transfer of certain employees to Pameco Holdings and for the Company to pay a monthly fee of $5,000 to Pameco Holdings for shared expenses, including the lease of common office space and for the services of the transferred employees. This amount was adjusted to $4,500 per month for 1996 and 1997. Under the Management Services Agreement, Pameco Holdings paid the Company $81,500 in fees (net of amounts paid by the Company to Pameco Holdings under the post-amendment version of the Management Services Agreement) during 1993. The Company paid $69,000 to Pameco Holdings under this arrangement during 1994. As an integral part of the 1992 Restructuring, Brian R. Esher and Pameco Holdings entered into an employment agreement providing that in addition to his duties as the Chairman and Chief Executive Officer of the Company, Mr. Esher would perform other duties as the Chairman, President and Chief Executive Officer of Pameco Holdings. Mr. Esher's agreement with Pameco Holdings also required him to acquire an 8.5% equity interest in the common stock of Pameco Holdings and to make certain other investments in Pameco Holdings. See "Employment Agreements with Executive Officers" under the caption "REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS" above for additional details concerning Mr.
Esher's employment arrangements with the Company. Mr. Kallgren, an executive officer of the Company, is also an employee of Pameco Holdings.

     The Investment Group that purchased the assets of the RAC Group was led by Three Cities Research, Inc., a firm engaged in the investment and management of private capital. Willem F.P. de Vogel, a member of the Board since 1986 and a member of the Company's Compensation Committee, is the President of Three Cities Research, Inc. Messrs. Uhrig and Wagner, directors of the Company, are both Managing Directors of Three Cities Research, Inc.

     In connection with the Investor Group's acquisition of the Company's outstanding zero coupon bonds (since repaid) and shares of Common Stock from certain of the Company's lenders, the Company entered into a Nomination Agreement with the Investor Group, dated December 15, 1992, whereby the Investor Group may nominate up to three directors to the Board. Messrs. Uhrig and Wagner have been nominated by the Investor Group pursuant to the Nomination Agreement.

       SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company is not aware of any officer, director or ten percent shareholder who failed to file on a timely basis any report required to be filed by Section 16(a) of the Securities Exchange Act of 1934.

              RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Ernst & Young LLP has served as the Company's independent accountants for many years, including the year ended December 31, 1996. The selection of independent accountants is subject to annual review and recommendation by the Audit Committee and final decision by the Board of Directors. The selection of independent accountants for 1997 has not yet been made. The Company's Bylaws do not require that the shareholders approve the selection of independent accountants.
A representative of Ernst & Young LLP is expected to be at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                            MISCELLANEOUS

SHAREHOLDER PROPOSALS:

     Pursuant to the general rules under the Securities Exchange Act of 1934, proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by management of the Company at its executive offices on or before December 31, 1997.

OTHER MATTERS:

     It is not expected that any other matters are likely to be brought before the meeting.

                           By Order of the Board of Directors,
                           Theodore R. Kallgren
                           Secretary
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